UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported)     January 31, 2006
SUNTRON CORPORATION

(Exact Name of Registrant as Specified in Charter)

DELAWARE	0-49651	86-1038668

(State or Other Jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2401 WEST GRANDVIEW ROAD, PHOENIX, ARIZONA	85023

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (602) 789-6600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into Material Definitive Agreements.
     As reported in our Form 10-Q for the fiscal quarter ended October 2, 2005, we have been seeking a buyer for our building in Sugar Land, Texas. We determined that a sale, combined with a partial leaseback of this asset, would provide two benefits: (i) the sale would reduce our debt and interest costs, and (ii) it would enable us to reduce fixed costs and improve capacity utilization.
     We have entered into agreements to sell our Sugar Land building and adjoining land, subject to approval by our board of directors and senior lenders. Effective January 31, 2006, we obtained the required approvals for the transactions. We were able to structure the transaction as a sale and leaseback of approximately 50% of the building, which will permit our current business operations in Sugar Land to continue without interruption. The aggregate selling price related to these two transactions is expected to be approximately $20.8 million and we expect a gain on the sales of approximately $1.0 million. The transactions remain subject to customary closing conditions, including satisfactory inspections and financing. Although we cannot assure you that these conditions will be satisfied or that the transactions will be consummated, we currently expect that the building sale will be completed in March 2006 and that the land sale will be completed by April 2006.
     Concurrent with the building sale, we will lease back approximately 50% of the building for a period of 7 years. The annual rental payments under this lease will be approximately $1.5 million. The expected gain on the sale of $1.0 million will be deferred and treated as a reduction of rent expense over the 7-year term of the lease agreement. We will be required to pay a security deposit of $3.5 million under the lease, of which $3.0 million will be refundable at the rate of $0.2 million per quarter commencing two years after the inception of the lease. The net proceeds from the sale, after deducting the selling costs and the security deposit, are expected to be approximately $16.2 million, which will be used to reduce debt under our revolving credit agreement.
     Effective January 31, 2006, we entered into an amendment to our credit agreement that provides for a more favorable customer concentration limit for receivables from a significant customer and also delays certain scheduled reductions in advance rates for real estate and equipment from January 1, 2006 until May 15, 2006. Additionally, an affiliate of our largest shareholder agreed to amend the participation agreement entered into in August 2005 to provide an additional $5.0 million to the lenders on January 31, 2006 in exchange for an immediate increase in our borrowing availability of $5.0 million. Following the closing of the building sale and the related debt reduction, we agreed to reduce borrowing availability by $1.8 million and the commitment under the revolving credit agreement will be reduced from $75.0 million to $55.0 million. We also agreed to increase the applicable interest rates by 0.5% on April 1, 2006 and July 1, 2006. The overall impact of the credit agreement amendment is an improvement in our borrowing availability by at least $3.2 million, combined with a reduction in our debt by approximately $16.2 million upon closing of the real estate sales.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNTRON CORPORATION
Date: February 6, 2006	By:	/s/ James A. Doran
James A. Doran
Chief Financial Officer